Exhibit 21.1
SUBSIDIARIES AS OF JANUARY 31, 2016

Name	Jurisdiction
Canada Workday ULC	Canada
Gridcraft, Inc.	Delaware
MediaCore (EMEA) Limited	United Kingdom
MediaCore Technologies, Inc.	British Columbia
Tri-Valley Reseller, LLC	Delaware
Vineyard Sound, LLC	Delaware
Workday (Beijing) Co., Ltd	China
Workday (NZ) Unlimited	New Zealand
Workday (UK) Limited	United Kingdom
Workday Asia Pacific Limited	Hong Kong
Workday Australia Pty. Ltd.	Australia
Workday B.V.	Netherlands
Workday Belgium SPRL	Belgium
Workday Denmark Aps	Denmark
Workday España SL	Spain
Workday France	France
Workday Global, Inc	Delaware
Workday GmbH	Germany
Workday International Limited	Ireland
Workday K.K.	Japan
Workday Korea Limited	South Korea
Workday Limited	Ireland
Workday Malaysia Sdn. Bhd.	Malaysia
Workday Polska sp. z.o.o	Poland
Workday Singapore Pte. Ltd.	Singapore
Workday Sweden Aktiebolag	Sweden
Workday Switzerland GmbH	Switzerland